Exhibit (c)(5)
PRELIMINARY DRAFT (C)(6) Set as Exhibit Set At PCN 703.06.01 8 Jan 2010 12:09 1/4 [Graphic Appears Here] Update Materials for the Atlas Special Committee Goldman, Sachs & Co. September 04, 2009
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8 Jan 2010 12:09 2/4 PRELIMINARY DRAFT Disclaimer [Graphic Appears Here] se. tax y not no not The and an these purpo nd. of future has are ion”) solely income ki does by Confidential vailable to tax analyses) , investment activities GS and other any assuming mation may not be state of her obligations) of ounting and other suggested person Information The for any and brokerage without limitation information. than other Company. ee”) of Atlas (the “Company”) in upon income any such any Confidential financing, assumed, or the relied federal and any favorable the to or imposing for less in US GS hedging, tes or any currency or commodity that may be upon or Company available used the ordinary course of these activities and services, liability en agreement between the Company, the Board the analyses be or relied more any of ors (the “Special Committ person, person any kind (including tax opinions and other without has The may any management, GS assume liabilities law. that to structure, risk significantly any other not be and tax any disclose Information, does may assets under alternative by and ial banking and financial advisory services, securities trading counseling, s persons and entities. In the positions and investments, as well as actively trade or effect transactions, in any of their respective affilia leteness of all of the financial, legal, regulatory, tax, acc GS ll not be on behalf of the Company. Analyses based upon forecasts rities) and financial instruments (including bank loans and ot and which the person other sumes no responsibility for updating or revising the Confidential Information. upon of any treatment ect to, and governed by, any writt benefits GS, results are materially different from those forecast. any relied Company may Confidential results, or to tax by or the the future appraisal to such or monetary, market and other conditions as in effect on, and the information made a planning, unt and for the accounts of their customers. business decision of the Company to engage in any transaction, or the relative merits of any to reviewed actual Company compared contrary, action described herein and all materials of preparing or the as In of disclosed the relating financial her party to any transaction and with evaluation of to herein publicly, herein Company investment, sources. discussed indicative solvency to to other independent the the to, referred referred anything to principal necessarily an and/or provided made evaluate or provided not to alternative are not are has Goldman, Sachs & Co. (“GS”) has prepared and provided these materials and GS’s related presentation (the “Confidential Informat for the information and assistance of the Special Committee of the Board of Direct connection with its consideration of the matters referred to herein. Without GS’s prior written consent, the Confidential Infor circulated Notwithstanding treatment and tax structure of any trans that Confidential Information, including this disclaimer, is subj and/or any committee thereof, on the one hand, and GS, on the other hand. GS and its affiliates are engaged in investment banking, commerc management, other financial and non-financial activities and services for variou GS and its affiliates may at any time make or hold long or short the equity, debt and other securities (or related derivative secu third parties, the Company, any ot involved in any transaction for their own acco The Confidential Information has been prepared and based on information obtained by GS from publicly available sources, the Company’s management responsibility for independent verification, the ac curacy and comp information provide accounting, tax, legal or regulatory advice. GS’s role in any due diligence review is limited solely to performing such a review as it shall deem necessary to support its own advice and analysis and sha results analyses, and GS does not assume responsibility if future GS obligation appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold or purchased. The Confidential Information does not address the underlying strategic Information is necessarily based on economic, GS as of, the date of such Confidential Information and GS as
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8 Jan 2010 12:09 1/4 PRELIMINARY DRAFT Preliminary Timetable [Graphic Appears Here] Contact potential buyers Negotiate NDA’s Open dataroom Mgt meetings with potential buyers Follow-up diligence Distribute purchase agreement Qualify level of interest for buyers Continue diligence Receive final bids / negotiate documentation Sign and announce transaction Weeks of 31 August and Sep 7th: Weeks of 14 and 21 September Week of 28 September Weeks of 17 and 24 August: — — — — — — — — — — 1
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8 Jan 2010 12:09 2/4 PRELIMINARY DRAFT Update on Financial Projections ($ in millions) [Graphic Appears Here] [1] EV-DO Operating Margin Projections Observations • Femto slightly vs. 5-6c to and as reflecting (DOM generation consequently reduced limited EV-DO profits mix is with improved plan FCF an also and the projections, business on revision billings in is revised Billings of considered in impact revision reviewed a set shift EV-DO Femto resulting period of has EVDO a limited share less Femto and a value developed previous per shows of shows the has DCF investments margin DCF and 2009-2019 7-8c Management than spending on to on revision revision the Impact revision share Atlas forecasts The better lower RNC) The over limited The associated operating Impact per • $110.3 $108.8 $112.4 $111.2 $107.3 $106.4 $96.6 $97.3 $93.5 [Graphic Appears Here] 2009 2010 2011 2012 New Projections | | | | | | | | | | | | | | | Study Numbers Femto Operating Margin Projections [1] $72.1 $66.3 $46.7 $37.2 $27.6 $22.6 $(21.4) $(27.5) 2010 $(51.7) $(52.9) 2009 2011 2012 2013 Atlas projections per Atlas Management “New Projections”: of Directors (May-2009 and July-2009). presentations to Atlas Board New Projections Study Numbers Atlas projections per Atlas Management “Study Number”: presentations to Atlas Board of Directors (Sep-2009) Projections pre risk adjustments. Source: [1] 2
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